Exhibit 24.2
                        RESOLUTION OF THE
                      BOARD OF DIRECTORS OF
                        PG&E CORPORATION

                        February 17, 1999

          WHEREAS, this corporation has adopted a tax-qualified savings plan, the PG&E Corporation Retirement Savings Plan (the
"Plan"), for the benefit of employees of this corporation and its subsidiaries;

          WHEREAS, it is desirable that this Plan offer participants an opportunity to select a fund invested in common stock of this corporation on a continuing basis;

          WHEREAS, in order to effectuate the purposes of the Plan, it is desirable that 20 million shares of the common stock of this corporation be authorized for offer and sale under the Plan; and

          WHEREAS, such 20 million shares shall be shares which already are issued and outstanding;

          NOW, THEREFORE, BE IT RESOLVED that 20 million shares of the common stock, no par value, of this corporation are authorized for offer and sale under the Plan; and

          BE IT FURTHER RESOLVED that the officers and counsel of this corporation are hereby authorized, jointly and severally, to take such action and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary, convenient, or appropriate to carry out this resolution, including the preparation, execution, and filing of a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission, and any amendments or supplements thereto to effect the registration under said Act of the offer and sale of said 20 million shares of common stock and participant interests under the Plan; and

          BE IT FURTHER RESOLVED that LESLIE H. EVERETT, LINDA Y.H. CHENG, WONDY S. LEE, ERIC MONTIZAMBERT, GARY P. ENCINAS, JOHN E. FORD, and KATHLEEN M. HAYES are hereby authorized, jointly and severally, to sign on behalf of this corporation said registration statement and all amendments and supplements thereto to be filed with the Securities and Exchange Commission covering the offer and sale of said 20 million shares of common stock and participant interests, and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933 and the regulations of the Securities and Exchange Commission adopted pursuant thereto with regard to the filing of said registration statement and all amendments or supplements thereto.

          I, LINDA Y.H. CHENG, do hereby certify that I am an Assistant Corporate Secretary of PG&E CORPORATION, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held at the office of said corporation on February 17, 1999; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

          WITNESS my hand and the seal of said corporation hereunto affixed this 23rd day of April, 1999.

                          Linda Y.H. Cheng
                          _______________________________
                          Linda Y.H. Cheng
                          Assistant Corporate Secretary
                          PG&E CORPORATION











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